Exhibit 99.1

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Appoints

Madeleine L. Champion to Board of Directors

CORAL GABLES, Fla. – April 30, 2009 – Fresh Del Monte Produce Inc. (NYSE: FDP) today announced that Madeleine L. Champion has been appointed to serve as an independent director to fill the vacancy on the Board caused by the resignation of Mr. Maher Abu-Ghazaleh. After 12 years of service, Mr. Maher Abu-Ghazaleh has stepped down from Fresh Del Monte Produce’s Board to focus on personal commitments. Ms. Champion has also been appointed to serve as a member of the Board’s Compensation and Governance Committees.

Ms. Champion is an international management and trade consultant for financial and non-financial institutions. She was previously Managing Director/Senior Vice President, International Banking at JPMorgan Chase & Co. from 2004 to 2008. Prior to that, Ms. Champion served as Managing Director and Head of Emerging Markets/International Financial Institutions (IFI) at Banc One Capital Markets, Inc. from 2001 to 2004. From 1997 to 2001, she held various other management positions at Bank One, N.A. Beginning in 1982 as head of the Latin America Division at Fidelity Bank in Philadelphia, she established and managed the Global Fruit Trade Finance Division. In 2005, Ms. Champion became the first woman to be elected President of the Bankers Association for Finance and Trade (BAFT), an affiliate of the American Bankers Association. Ms. Champion has previously served on a number of boards, including the board of the Port of Philadelphia and Camden. She also sat on the International Trade Committee of the United Fruit and Vegetable Association. Ms. Champion received a B.A. from the London School of Economics and Political Science, an M.A. in Latin American Studies from University College, London University and an MBA from the Wharton School of Business, University of Pennsylvania.

“We are extremely grateful to Maher Abu-Ghazaleh for his many years of dedicated service to Fresh Del Monte’s Board. At the same time, we are delighted that Madeleine Champion has agreed to join our Board, as she brings very strong banking and financial experience, along with a vast knowledge of the fresh produce industry that will be beneficial as we further position Fresh Del Monte to be the world’s leading supplier of healthful, wholesome and nutritious fresh and prepared food and beverages for consumers of all ages. Her industry experience and commitment to sound corporate governance make her an excellent choice to serve as an independent member on our Board of Directors,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters, including without limitation (i) the depth and duration of the current global recessionary environment, which could persist throughout and beyond 2009, and the extent to which it may affect the Company’s results, including its ability to command premium prices for certain of the Company’s principal products, and competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to stabilize the financial markets and spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity and financing plans, including the planned refinancing of the Company’s revolving credit facility, and the impact of the current constraints in the credit markets on the terms that the Company’s able to obtain, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) the Company’s ability to successfully integrate acquisitions into its operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly if consumers become more price-conscious in the current economic environment, as well as anticipated price and expense levels, the impact of weather on crop quality and yields, the impact of prices for petroleum based products and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (viii) the impact of foreign currency fluctuations, (ix) the impact of competition and (x) the timing and cost of resolution of pending legal and environmental proceedings. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K/A for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

For more information, contact:

Christine Cannella

Assistant Vice President, Investor Relations

tel: 305-520-8433

www.freshdelmonte.com

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